SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                             -----------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of report (Date of earliest event reported): November 7, 2008



                           U.S. HELICOPTER CORPORATION
               (Exact Name of Registrant as Specified in Charter)



     Delaware                              001-32580            27-0096927
--------------------------------         -------------       ------------------
(State or Other Jurisdiction of          (Commission          (IRS Employer
Incorporation or Organization)           File Number)        Identification No.)

6 East River Piers, Suite 216, Downtown Manhattan Heliport,
New York, NY                                                      10004
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(Address of Principal Executive Offices)                         (Zip Code)


       Registrant's telephone number, including area code: (212) 248-2002
                                                           --------------


                                 Not Applicable
          ------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of us under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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                SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

ITEM 1.01.        ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

         On November 7, 2008, U.S. Helicopter Corporation ("we", "us" or the "Company") closed on a $250,000 bridge loan financing (the "Additional Loan") pursuant to an Amended and Restated Convertible Note Purchase Agreement dated November 7, 2008 with Philadelphia Financial, LLC (the "Investor"), pursuant to which we issued a total of $650,000 in principal amount of convertible notes (the "Notes"), which includes an advance in the principal amount of $400,000 made to us on August 28, 2008 (the "First Advance").

         The Notes accrue interest at the rate of 15% per annum, of which 60 days' worth of interest under the Additional Loan equal to $6,250 was prepaid at the closing of the Additional Loan. The Notes, together with accrued and unpaid interest, are convertible at the option of the holder into shares of our common stock at a conversion price equal to $0.20 per share of our common stock, par value $0.001 per share ("Common Stock") and are repayable on the earlier of (a) 90 days after the issuance of the Notes or (b) the date upon which we receive at least $3.0 million in gross proceeds in a private placement of our securities. As a result, the maturity date for the First Advance was extended by a minimum of 130 days. The shares issuable upon conversion of the Notes are entitled to piggyback registration rights.

         To secure repayment of the Notes, certain third parties (the "Third Party Pledgors") agreed to pledge a total of 25,000 shares of common stock of an unrelated, privately held third party corporation (the "Third Party Collateral") pursuant to the terms and provisions of a Pledge and Escrow Agreement. In addition, to secure repayment of the Notes, certain members of our management agreed to pledge a total of 600,000 shares of our Common Stock held by such persons pursuant to the terms of a second Pledge and Escrow Agreement.

         In connection with this financing, we paid an origination fee to the Investor equal to 5% of the amount of the Additional Loan, or $12,500, as well as an origination fee to certain third parties equal to 8% of the amount of the Additional Loan, or $20,000. In addition, we agreed to pay to the Third Party Pledgors a fee totaling $25,000 as an inducement to pledge the Third Party Collateral securing the repayment of the Notes. We plan to use the net proceeds received in this financing for working capital.

         In connection with the Loan financing, we agreed to issue to the Investor warrants to purchase up to 937,500 shares of our Common Stock, which have an exercise price of $0.20 per share and a term of five years from the date of issuance. The shares of Common Stock issuable upon exercise of such warrant are entitled to piggyback registration rights.

         Certain members of our management agreed to transfer 325,000 shares of Common Stock to the Investor as an inducement to purchase the Notes. Such shares are also entitled to piggyback registration rights. In addition, certain members of our management have agreed to transfer a total of 87,400 shares of Common Stock to the Third Party Pledgors as an inducement to pledge the Third Party Collateral.
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         Issuance of the securities sold in these transactions was exempt from registration pursuant to Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act. The securities were sold to two accredited investors in private transactions without the use of any form of general solicitation or advertising. The underlying securities are "restricted securities" subject to applicable limitations on resale.

                        SECTION 2 - FINANCIAL INFORMATION

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

See Item 1.01 above.

                   SECTION 3 - SECURITIES AND TRADING MARKETS

ITEM      3.02. UNREGISTERED SALES OF EQUITY SECURITIES.

See Item 1.01 above.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  November 13, 2008

                                 U.S. HELICOPTER CORPORATION
                                 (Registrant)



                                 By:        /s/ George J. Mehm, Jr.
                                          -----------------------------------
                                          George J. Mehm, Jr.
                                          Chief Financial Officer